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                                                                 EXHIBIT 99.1(f)

                MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

                         Establishment and Designation

                    Merrill Lynch Oregon Municipal Bond Fund



     The undersigned, being all of the Trustees of Merrill Lynch Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.2 of the Declaration of Trust, dated August 2, 1985 (the "Declaration"), of the Trust, do hereby divide the shares of beneficial interest of the Trust, par value $.10 per share ("Shares"), to create a separate Series, within the meaning of said Section 6.2, as follows:


     1. The Series is designated the "Merrill Lynch Oregon Municipal Bond Fund" (referred to herein as the "Fund").

     2. Shares of the Fund shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

     3. The purchase price of Shares of the Fund, the method of determination of net asset value of the Fund, the price, terms and manner of redemption of Shares of the Fund, and the relative dividend rights of holders of Shares of the Fund shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information relating to shares of the Fund, as amended from time to time, under the Securities Act of 1933, as amended.
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     IN WITNESS WHEREOF, the undersigned have signed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust on this 20th day of June, 1993.



/s/ Kenneth Axelson                /s/ Andre F. Perold
-------------------                -------------------
Kenneth Axelson                     Andre F. Perold
75 Jameson Point Road               Morgan Hall
Rockland, ME  04841                 Soldiers Field
                                    Boston, MA  02163



/s/ Herbert I. London              /s/ Arthur Zeikel
---------------------              -----------------
Herbert I. London                   Arthur Zeikel
Apartment 12-B                      Box 9011
2 Washington Square Village         Princeton, NJ  08543-9011
New York, NY  10012



/s/ Joseph L. May
-----------------
Joseph L. May
424 Church Street
Suite 2000
Nashville, TN  37219



     The Declaration of Trust establishing Merrill Lynch Multi-State Municipal Series Trust, dated August 2, 1985, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of the Trust, "Merrill Lynch Multi-State Municipal Series Trust," refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Multi-State Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the "Trust Property" only shall be liable.

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